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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 26, 2004


                                  NYMAGIC, INC.
             (Exact Name of registrant as specified in its charter)


           New York                  001-11238                   13-3534162
       (State or other              (Commission                 (IRS Employer
jurisdiction of incorporation)      File Number)             Identification No.)


             919 Third Avenue, 10th Floor, New York, New York 10022
               (Address of Principal Executive Office) (Zip Code)


       Registrant's Telephone Number, Including Area Code: (212) 551-0600


                                 Not Applicable
          (Former name or former address, if changed since last report)

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Item 9.  Regulation FD Disclosure

     NYMAGIC, INC. ("NYMAGIC", and together with its subsidiaries, the "Company") previously announced on February 26, 2004 that the Company intends to raise $75 million of gross proceeds through a private placement of senior notes, subject to market and other conditions.

     There are statements contained in this Current Report on Form 8-K that are forward-looking statements. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential," "intend," "project," "forecasts," "goals," "could have," "may have" and similar expressions. These forward-looking statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions, including, among other things, the following:

     o    the cyclical nature of the insurance and reinsurance industry,

     o    premium rates,

     o    investment results,

     o    the estimation of loss reserves and loss reserve development,

     o uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation, settlements, bankruptcies and potential legislation,

     o the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001,

     o    the occurrence and effects of wars and acts of terrorism,

     o    net loss retention,

     o    the effect of competition,

     o the ability to collect reinsurance receivables and the timing of such collections,

     o    the availability and cost of reinsurance,

     o    the ability to pay dividends,

     o    regulatory changes,

     o changes in any ratings assigned to us or our subsidiaries by rating agencies,

     o    failure to retain key personnel,

     o the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and


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     o    the fact that ownership of our common stock is concentrated among a few major shareholders, and is subject to the voting agreement.

     These factors and the risk factors and forward-looking statements in this Current Report on Form 8-K could cause actual results or outcomes to differ materially from our expectations. You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors, if any, will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary note.

     In connection with the private placement of senior notes, the following information will be disclosed to potential investors.

     References to "our company," "we," "us," "our" and "NYMAGIC" refer specifically to NYMAGIC, INC. and all of its subsidiaries.


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                              RECENT DEVELOPMENTS

LITIGATION

     The Company previously entered into reinsurance contracts with a reinsurer that is now in liquidation. On October 23, 2003, the Company was served with a Notice to Defend and a Complaint by the Insurance Commissioner of the Commonwealth of Pennsylvania, who is the liquidator of this reinsurer, alleging that approximately $3 million in reinsurance claims paid to the Company in 2000 and 2001 by the reinsurer are voidable preferences and are therefore subject to recovery by the liquidator. The Company has filed the Preliminary Objections of Defendant Mutual Marine Office, Inc. to Plaintiff's Complaint denying that the payments are voidable preferences and asserting affirmative defenses. On February 18, 2004, the Plaintiff filed Preliminary Objections to our Preliminary Objections and an Answer and Memorandum of Law in opposition to our Preliminary Objections. No trial date has been set for this matter, but we intend to defend ourselves vigorously in connection with this lawsuit. The Company believes it has strong defenses against these claims; however, there can be no assurance as to the outcome of this litigation.

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                                  RISK FACTORS

IF OUR LOSS RESERVES ARE INADEQUATE TO MEET OUR ACTUAL LOSSES, OUR NET INCOME WOULD BE REDUCED OR WE COULD INCUR A NET LOSS.

     We are required to maintain reserves to cover our estimated ultimate liability of losses and loss adjustment expenses for all risk that we underwrite, including reported and unreported claims incurred. These reserves are only estimates of what we think the settlement and administration of claims will cost based on our assumptions and facts and circumstances known to us. Because of the uncertainties that surround estimating loss reserves and loss adjustment expenses, we cannot be certain that ultimate losses will not exceed these estimates of losses and loss adjustment reserves. The low frequency and high severity of the risks we insure make it difficult to assess the adequacy of our loss reserves. The level of catastrophe losses has fluctuated in the past and may fluctuate in the future. For example, we had no after tax losses resulting from catastrophes in 2003 compared to $2.0 million in 2002 and $9.0 million in 2001. If our reserves are insufficient to cover our actual losses and loss adjustment expenses, we would have to augment our reserves and incur a charge to our earnings. These charges could be material.

     The difficulty in estimating our reserves is increased because our loss reserves include reserves for potential asbestos and environmental liabilities. Asbestos and environmental liabilities are difficult to estimate for many reasons, including the long waiting periods between exposure and manifestation of any bodily injury or property damage, difficulty in identifying the source of the asbestos or environmental contamination, long reporting delays and difficulty in properly allocating liability for the asbestos or environmental damage. Legal tactics and judicial and legislative developments affecting the scope of insurers' liability, which can be difficult to predict, also contribute to uncertainties in estimating reserves for asbestos and environmental liabilities. Our


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insurance subsidiaries are required to record an adequate level of reserves necessary to provide for all known and unknown losses on insurance business written.

     Based on the cost and/or availability of reinsurance, we regularly evaluate how much coverage to retain for any one risk or occurrence. Until January 1, 2004 we generally obtained reinsurance for each line of business to reduce our exposure to a maximum of $2 million for any one risk or occurrence. As of January 1, 2004, we reinsure our ocean marine line of business to reduce our exposure to a maximum of $4 million on any one occurrence, and we endeavor to reinsure our other lines to reduce our exposure to a maximum of $2 million on any one risk. A higher net loss retention could cause us to experience greater fluctuations in our net income in any particular period.

     Our insurance subsidiaries have not had difficulties in maintaining reserves in recent years at aggregate levels which management believes to be adequate based on management's best estimates, but the loss reserving process is subject to many uncertainties. We did not increase net loss reserves in 2003. However, we increased net loss reserves by $4.4 million in 2002 to reflect provisions made for insolvent, financially impaired reinsurers and reinsurers with whom we have entered commutation negotiations, and adverse developments from our other liability line reflecting umbrella exposures.

     We increased net loss reserves by $9.6 million in 2001 as the result of adverse developments from the Company's operations in London due to higher than expected claim frequencies and the emergence of longer than expected loss development patterns. Also contributing to the 2001 increase in net loss reserves were provisions made for insolvent or financially impaired reinsurers. Both the 2002 and 2001 amounts were partially offset by favorable development in the ocean marine line of business. We decreased net loss reserves by $8.5 million in 2000, which decrease was attributable to the ocean marine and aircraft lines of business insurance as a result of favorable payout trends due, in part, to lower retention levels per loss.

OUR INABILITY TO ASSESS UNDERWRITING RISK ACCURATELY COULD REDUCE OUR NET
INCOME.

     Our underwriting success is dependent on our ability to assess accurately the risks associated with the businesses on which the risk is retained. We rely on the extensive experience of our underwriting staff in assessing these risks and the failure to retain or hire similarly experienced personnel could adversely affect our ability to accurately make those determinations. The underwriting process is further complicated by our exposure to unpredictable developments, including weather-related and other natural catastrophes, as well as war and acts of terrorism. If we fail to assess accurately the risks we retain, we may fail to establish appropriate premium rates and our reserves may be inadequate to cover our losses, which could reduce our net income.

DECREASES IN RATES OR CHANGES IN TERMS FOR PROPERTY AND CASUALTY INSURANCE COULD REDUCE OUR NET INCOME.

     We write primarily property and casualty insurance. The property and casualty industry historically has been highly cyclical. Rates for property and casualty insurance are influenced primarily by factors that are outside of our control, including competition and the amount of available capital and surplus in the industry. For example, the substantial losses in the insurance industry arising from the events of September 11, 2001 caused rates in the insurance industry to rise. However, new capital has since flowed into the insurance industry. To the extent that more capital is available, there may be downward pressure on premium rates as a result of increased supply. These factors affecting rates for the industry in general impact the rates we are able to charge. Any significant decrease in the rates for property and casualty insurance could reduce our net income. While rates impact our net income, there is not necessarily a direct correlation between the level of rate increases or decreases and net income because other factors, such as the amount of catastrophe losses and the amount of expenses, also affect net income.

     Even as rates rise, the percentage average rate increases can fluctuate greatly and be difficult to predict. In 2002, our ocean marine line reflected average rate increases of 20% to 30%, our other liability line reflected average rate increases of 30% to 40% and our inland marine/fire line recorded average rate increases of 20% to 25%. Rates increased in 2003, but to a lesser extent than those rate increases achieved in 2002 and we cannot assure you that rates will continue to increase.

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     Prevailing policy terms and conditions in the property and casualty insurance market are also highly cyclical. Changes in terms and conditions unfavorable to insurers, which tend to be correlated with declining rates, could further reduce our net income.

IF RATING AGENCIES DOWNGRADE THEIR RATINGS OF OUR INSURANCE COMPANY SUBSIDIARIES, OUR FUTURE PROSPECTS FOR GROWTH AND PROFITABILITY COULD BE SIGNIFICANTLY AND ADVERSELY AFFECTED.

     New York Marine and Gotham, our insurance company subsidiaries, each currently holds an A ("Excellent") financial strength rating from A.M. Best Company. This is the third highest of fifteen rating levels within A.M. Best's classification system. Financial strength ratings are used by insureds, insurance brokers and reinsurers as an important means of assessing the financial strength and quality of insurers. Any downgrade or withdrawal of our subsidiaries' ratings might adversely affect our ability to market our insurance products or might increase our reinsurance costs and would have a significant and adverse effect on our future prospects for growth and profitability.

OUR REINSURERS MAY NOT SATISFY THEIR OBLIGATIONS TO US.

     We are subject to credit risk with respect to our reinsurers because the transfer of risk to a reinsurer does not relieve us of our liability to the insured. In addition, reinsurers may be unwilling to pay us even though they are able to do so. The failure of one or more of our reinsurers to honor their obligations to us or to delay payment would impact our cash flow and reduce our net income and could cause us to incur a significant loss.

     Premiums ceded to reinsurers in 2003 and 2002 amounted to $44.9 million and $46.1 million, respectively.

     The only reinsurer that has received funds from us in the past two years and has failed to honor its obligations to us is Lloyd's but we subsequently recovered all balances due from Lloyd's through an arbitration proceeding. Some of the reinsurers to which we previously ceded premiums are contesting coverage issues and their obligations to reinsure claims we paid on liability policies written during the period 1978 to 1985. We are vigorously enforcing collection of these reinsurance receivables through arbitration proceedings and/or commutation, but the unfavorable resolution of these arbitration proceedings and commutation negotiations could be material to our results of operations. The estimated amounts due from financially impaired reinsurers are included in our reserves for doubtful accounts on reinsurance receivables of $12.8 million and $13.3 million as of December 31, 2003 and 2002, respectively.

IF WE ARE UNABLE TO PURCHASE REINSURANCE AND TRANSFER RISK TO REINSURERS OR IF THE COST OF REINSURANCE INCREASES, OUR NET INCOME COULD BE REDUCED OR WE COULD INCUR A LOSS.

     We attempt to limit our risk of loss by purchasing reinsurance to transfer a significant portion of the risks we assume. The availability and cost of reinsurance is subject to market conditions, which are outside of our control. As a result, we may not be able to successfully purchase reinsurance and transfer risk through reinsurance arrangements. A lack of available reinsurance might adversely affect the marketing of our programs and/or force us to retain all or a part of the risk that cannot be reinsured. If we were required to retain these risks and ultimately pay claims with respect to these risks, our net income could be reduced or we could incur a loss.

OUR BUSINESS IS CONCENTRATED IN OCEAN MARINE, EXCESS AND SURPLUS LINES PROPERTY AND EXCESS AND SURPLUS LINES CASUALTY INSURANCE, AND IF MARKET CONDITIONS CHANGE ADVERSELY OR WE EXPERIENCE LARGE LOSSES IN THESE LINES, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     As a result of our strategy to focus on specialty products in niches where we believe that we have underwriting and claims expertise and to decline business where pricing does not afford what we consider to be acceptable returns, our business is concentrated in the ocean marine, excess and surplus lines property and excess and surplus lines casualty lines of insurance. For the year ended December 31, 2003, our ocean marine line accounted for approximately 66%, our excess and surplus lines property line for approximately 12% and our excess and surplus lines casualty line for approximately 20% of our gross written premiums. If we are

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unable to diversify our lines of business and our results of operations from any of these specialty lines are less favorable for any reason, including lower demand for our products on terms and conditions that we find appropriate, flat or decreased rates for our products or increased competition, the reduction could have a material adverse effect on our business.

IF WE ARE NOT SUCCESSFUL IN DEVELOPING OUR NEW SPECIALTY LINES, WE COULD EXPERIENCE LOSSES.

     Since January 1, 2001, we have entered into a number of new specialty lines of business including professional liability, commercial real estate, employment practices liability, surety, excess workers' compensation and commercial automobile insurance. We continue to look for appropriate opportunities to diversify our business portfolio by offering new lines of insurance in which we believe we have sufficient underwriting and claims expertise. However, because of our limited history in these new lines, there is limited operating history and financial information available to help us estimate sufficient reserve amounts for these lines and to help you evaluate whether we will be able to successfully develop these new lines or appropriately price and reserve for the likely ultimate losses and expenses associated with these new lines. Due to our limited history in these lines, we may have less experience managing their development and growth than some of our competitors. Additionally, there is a risk that the lines of business into which we expand will not perform at the level we anticipate.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE FUTURE.

     Our industry is highly competitive and has experienced severe price competition over the last several years. We compete in the United States and international markets with domestic and international insurance companies. In the area of our primary focus, ocean marine liability, there are approximately 50 insurance companies writing more than $2 billion in annual premiums for ocean, drill rig, hull, war, cargo and other marine liability. Our main competitors and their respective shares of this market, as determined by Best's Aggregates and Averages, 2003 Edition (which used 2002 data) are: CNA Insurance Cos., 10.1%; American International Group, Inc., 9.0%; Ace INA Group, 8.1%; St. Paul Companies, 5.5%; Navigators Insurance Group, 3.8%; and XL America Group, 1.1%. Our market share is approximately 3.0%. We also write opportunistic excess and surplus property and casualty insurance programs for professional liability, commercial real estate, employment practices liability, surety and commercial automobiles, but given the magnitude of these markets our market share is insignificant.

     Some of our competitors have greater financial, marketing and management resources than we do, have been operating for longer than we have and have established long-term and continuing business relationships throughout the industry, which can be a significant competitive advantage. Much of our business is placed through insurance brokers. If insurance brokers were to decide to place more insurance business with competitors that have greater capital than we do, our business could be materially adversely affected. In addition, if we face further competition in the future, we may not be able to compete successfully.

     Competition in the types of insurance in which we are engaged is based on many factors, including our perceived overall financial strength, pricing and other terms and conditions of products and services offered, business experience, marketing and distribution arrangements, agency and broker relationships, levels of customer service (including speed of claims payments), product differentiation and quality, operating efficiencies and underwriting. Furthermore, insureds tend to favor large, financially strong insurers, and we face the risk that we will lose market share to higher rated insurers.

     The entry of banks and brokerage firms into the insurance business poses new challenges for insurance companies and agents. These challenges from industries traditionally outside the insurance business could heighten the competition in the property and casualty industry.

     We may have difficulty in continuing to compete successfully in the future. If competition limits our ability to write new business at adequate rates, our ability to transact business would be materially and adversely affected and our results of operations would be adversely affected.

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WE ARE DEPENDENT ON OUR KEY PERSONNEL.

     Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. We consider our key officers to be George Trumbull, our chief executive officer, George Kallop, our executive vice president, George Berg, our senior vice president-claims, Paul Hart, our senior vice president, general counsel and secretary, Thomas Iacopelli, our senior vice president, chief financial officer and treasurer, Mark Blackman, our chief underwriting officer, and David Hamel, our controller. Except for severance agreements with Thomas Iacopelli and Paul Hart, we do not have any employment agreements with these individuals and we do not carry key man insurance on any of them. In addition, our underwriting staff is critical to our success in the production of business. While we do not consider any of our key executive officers or underwriters to be irreplaceable, the loss of the services of any of our key executive officers or underwriters or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct our business, for example, by causing disruptions and delays as workload is shifted to existing or new employees. We are not aware of any plans for any of our key personnel to retire or leave NYMAGIC in the near future.

IF MARINER TERMINATES ITS RELATIONSHIP WITH US, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Mariner Partners, Inc., an investment management company which we refer to as Mariner, is party to a voting agreement and an investment management agreement. See "Voting Agreement" and "Investment Management Agreement." Four of our directors and two of our executive officers are affiliated with Mariner. In addition, our chairman and chief executive officer is in the process of becoming a stockholder of Mariner. The voting agreement terminates immediately upon Mariner's resignation. Mariner also has the right to terminate the investment management agreement upon 30 days' prior written notice. If Mariner were to terminate its relationship with us, the disruption to our management could adversely affect our business.

THE VALUE OF OUR INVESTMENT PORTFOLIO AND THE INVESTMENT INCOME WE RECEIVE FROM THAT PORTFOLIO COULD DECLINE AS A RESULT OF MARKET FLUCTUATIONS AND ECONOMIC CONDITIONS.

     As of December 31, 2003, a significant portion of our investment portfolio consisted of short-term U.S. government-backed fixed income securities and other fixed income securities (including collateralized debt obligations) and a smaller portion consisted of a diversified basket of hedge funds. Both the fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. For example, the fair market value of our fixed income securities increases or decreases in an inverse relationship with fluctuations in interest rates. The fair market value of our fixed income securities can also decrease as a result of any downturn in the business cycle or any other factor that causes the credit quality of those securities to deteriorate. The net investment income that we realize from future investments in fixed income securities will generally increase or decrease with interest rates. Interest rate fluctuations can also cause net investment income from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, to differ from the income anticipated from those securities at the time of purchase. Partially as a result of a decline in the level of interest rates, the Company's overall investment yield in 2002 decreased to 4.0% from 4.7% in 2001. For the year ended December 31, 2003, our overall investment yield was 4.7%. Future interest rate fluctuations will continue to affect our overall investment yield.

     Similarly, hedge fund investments are subject to various economic and market risks. The risks associated with our hedge fund investments may be substantially greater than the risks associated with fixed income investments. Consequently, our hedge fund portfolio may be more volatile and have a risk of loss greater than that associated with fixed income investments. Furthermore, because the hedge funds in which we invest sometimes impose limitations on the timing of withdrawals from the funds, our inability to withdraw our investment quickly from a particular hedge fund that is performing poorly could result in losses and may affect our liquidity. All of our hedge fund investments have timing limitations. Most hedge funds require a 60-day notice period in order to withdraw funds. Some hedge funds may permit a withdrawal only at the end of their fiscal year. We may also be subject to withdrawal fees in the event the hedge fund is sold within a minimum holding period, which may be up to one year. Generally, the value of our investment portfolio is periodically

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adjusted to reflect current market prices. Similar treatment is not available for liabilities. As a result, a decline in the value of the securities in our investment portfolio could reduce our net income or result in a net loss.

     The following sets forth the allocation of our investment portfolio as of the dates indicated:

                                                   DECEMBER 31, 2003    DECEMBER 31, 2002
                                                   ------------------   ------------------
                                                      (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PERCENTAGES)
Fixed Maturities:................................
  U.S. treasury securities (maturity > 1 year)...  $  9,185      1.8%   $  9,414      2.2%
  Collateralized debt obligations................    61,737     11.9%         --       --
  Municipalities.................................    17,352      3.3%     21,066      4.9%
  Corporate bonds................................    66,934     12.9%         --       --
                                                   --------    -----    --------    -----
Total fixed maturities...........................   155,208     29.9%     30,480      7.1%
Short-term investments...........................   257,060     49.7%    355,804     82.8%
                                                   --------    -----    --------    -----
Total fixed maturities and short-term
  investments....................................   412,268     79.6%    386,284     89.9%
Limited partnership hedge funds..................   105,434     20.4%     38,477      9.0%
Industrial & misc. common stocks.................        --       --       4,729      1.1%
                                                   --------    -----    --------    -----
Total investment portfolio.......................  $517,702    100.0%   $429,490    100.0%
                                                   ========    =====    ========    =====

     We may in the future invest in other assets that have risks specific to those assets, subject to the investment limitations described below.

INSURANCE LAWS AND REGULATIONS RESTRICT OUR ABILITY TO OPERATE.

     We are subject to extensive regulation under U.S. state insurance laws. Specifically, New York Marine and Gotham are subject to the laws and regulations of the State of New York and to the regulation and supervision of the New York State Department of Insurance. In addition, each of New York Marine and Gotham is subject to the regulation and supervision of the insurance department of each state in which it is admitted to do business. Insurance laws and regulations typically govern most aspects of an insurance company's operations, including, but not limited to:

     - standards of solvency and capital adequacy, including risk based capital requirements;

     - restrictions on the amount, type, nature, quality and quantity of investments;

     - restrictions on the types of terms that can be included in insurance policies;

     - standards for accounting;

     - reserve requirements;

     - premium rates;

     - marketing practices;

     - the amount of dividends that can be paid;

     - licensing of agents;

     - approval of reinsurance contracts and intercompany transactions;

     - insolvency proceedings; and

     - agreements and transactions with affiliates.

     In addition, state legislatures and state insurance regulators continually reexamine existing laws and regulations and may impose changes that will materially adversely affect our business. The following is a brief

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summary of some of the regulatory requirements applicable to New York Marine and
Gotham as insurance companies domiciled in the State of New York:

     Dividend Limitations: Without approval of the New York State Insurance Department, each of New York Marine and Gotham is prohibited from declaring or paying dividends during any rolling 12-month period that exceed 10% of its policyholder surplus as shown on its most recent quarterly statement or 100% of adjusted net investment income during that 12-month period, whichever is less. As is discussed in a separate risk factor below, until July 31, 2004, prior regulatory approval is required for New York Marine and Gotham to pay any dividends. In 2001, our insurance subsidiaries paid us an aggregate of $12,550,000 in dividends; in 2002 they paid us an aggregate of $12,361,000 in dividends; and in 2003 they paid us an aggregate of $9,575,000 in dividends. In 2002 and 2003 our insurance subsidiaries sought approval of dividend payments to us on a quarterly basis. In January 2004 New York Marine requested and received approval from the New York State Department of Insurance to pay to us a dividend of $15 million. We anticipate making less frequent requests for regulatory approval of dividend payments by our insurance subsidiaries in 2004 than in the prior two years.

     Investment Limitations: Each of New York Marine and Gotham is required to invest an amount equal to the greater of its minimum capital or its minimum policyholder surplus in obligations of the United States, obligations of the State of New York or its political subdivisions, obligations of other states and obligations secured by first mortgage loans. Sixty percent of that amount is required to be invested in obligations of the United States or obligations of the State of New York or its political subdivisions. In addition, each of New York Marine and Gotham is required to invest an amount equal to 50% of the aggregate amount of its unearned premium, loss and loss adjustment expense reserves in the following categories: cash, government obligations, obligations of U.S. institutions, preferred or guaranteed shares of U.S. institutions, loans secured by real property, real property, foreign investments of a type that would be permitted for comparable U.S. investments and development bank obligations. Investments in the foregoing categories are also subject to detailed quantitative and qualitative limitations applicable to individual categories and to an overall limitation that no more than 10% of each insurance company's assets may be invested in any one institution. After each of New York Marine and Gotham invests an amount equal to 50% of its unearned premium, loss and loss adjustment reserves in the foregoing investments, each of New York Marine and Gotham may invest in equity and partnership interests, securities issued by registered investment companies and other investments of the type described above not necessarily meeting certain quantitative and qualitative limitations, subject to applicable laws and regulatory requirements.

     Intercompany Transactions: According to the New York insurance holding company statute, an insurance holding company system includes any person who directly or indirectly controls an authorized insurer and all persons under its direct or indirect control. Pursuant to the New York insurance holding company statute, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the company, whether through the ownership of voting securities, by contract (except a commercial contract for goods or non-management services) or otherwise. Control is presumed to exist if any person directly or indirectly owns, controls or holds with the power to vote 10% or more of the voting securities of the company; however, the New York State Insurance Department, after notice and a hearing, may determine that a person or entity which directly or indirectly owns, controls or holds with the power to vote less than 10% of the voting securities of the company, "controls" the company.

     Prior approval by the New York State Insurance Department is required for the following transactions between New York Marine or Gotham and any person in its holding company system: sales, purchases, exchanges, loans or extensions of credit, or investments, involving five percent or more of the insurer's admitted assets at last year-end. The following transactions between New York Marine or Gotham and any person in its holding company system require prior review by the New York State Insurance Department and may not be entered into if the New York State Insurance Department disapproves them:

     - sales, purchases, exchanges, loans or extensions of credit, or investments, involving more than 1/2% but less than 5% of the insurer's admitted assets at last year-end;

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     - sales, purchases, exchanges, loans or extensions of credit, or investments, involving 1/2% or less of the insurer's admitted assets at last year-end, but which, when added to the aggregate of any other sales, purchases, exchanges, unpaid loans, unpaid extensions of credit, or investments made during the preceding 12 months, causes the aggregate to exceed 1% of the insurer's admitted assets at last year-end;

     - reinsurance treaties or agreements;

     - rendering of services on a regular systematic basis;

     - any lease of real or personal property which does not provide for the rendering of services on a regular and systematic basis and where the aggregate payments to be made, including any renewals or extensions, exceeds 1% of the insurer's admitted assets at last year-end; or

     - any other material transaction, specified by regulation, which the New York Superintendent of Insurance determines may adversely affect the interests of the insurer's policyholders or shareholders.

     Any failure to comply with any of these laws could subject us to fines and penalties and restrict us from conducting business. The application of these laws could also affect our liquidity and could restrict our ability to expand our business operations through acquisitions involving our insurance company subsidiaries.

FAILURE TO COMPLY WITH INSURANCE LAWS AND REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     While we endeavor to comply with all applicable insurance laws and regulations, we cannot assure you that we have or can maintain all required licenses and approvals or that our business fully complies with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. Each of New York Marine and Gotham must maintain a license in each state in which it intends to issue insurance policies or contracts on an admitted basis. Regulatory authorities in each such state have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us. These types of actions could have a material adverse effect on our business, including preventing New York Marine or Gotham from writing insurance on an admitted basis in a state that revokes or suspends its license.

UNTIL JULY 31, 2004, ANY DIVIDEND PAYMENTS BY OUR TWO NEW YORK INSURANCE SUBSIDIARIES, NEW YORK MARINE AND GOTHAM, REQUIRE PRIOR REGULATORY APPROVAL BY THE NEW YORK STATE INSURANCE DEPARTMENT.

     On February 2, 2002, shareholders who currently control approximately 33% of the voting power of our common stock entered into a voting agreement with Mariner. Before any of the control rights conferred on Mariner by the voting agreement could go into effect, Mariner and its majority owner, William J. Michaelcheck, were required to obtain the approval of the New York Superintendent of Insurance. Accordingly, Mariner and Mr. Michaelcheck filed with the New York Superintendent of Insurance an application for approval of acquisition of control of NYMAGIC, which was approved on July 31, 2002. As a condition of obtaining that approval, Mariner and Mr. Michaelcheck furnished a commitment letter to the New York State Insurance Department, which included a commitment that, until July 31, 2004, Mariner and Mr. Michaelcheck will prevent New York Marine and Gotham from paying any dividends without the prior written consent of the department. The boards of directors of New York Marine and Gotham have also passed resolutions joining in that commitment. Because our ability to service our debt, including the notes, is dependent upon the ability of our operating subsidiaries to distribute earnings to us, a denial by the New York State Insurance Department of a request to pay dividends to us may impair our ability to make payments on the notes.

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THE INTERESTS OF OUR MAJOR SHAREHOLDERS COULD CONFLICT WITH YOUR INTERESTS.

     Currently, the ownership of our stock is highly concentrated. Two of our major shareholders, together with the trustee of several trusts for the benefit of a third shareholder, beneficially owned an aggregate of approximately 37% of our outstanding common stock as of January 31, 2004. In addition, the shares subject to the voting agreement currently represent approximately 33% of our outstanding shares of common stock as of January 31, 2004. As a result, to the extent that those shares are voted by Mariner in accordance with the voting agreement, Mariner and our major shareholders will have substantial influence on the outcome of the vote on all matters submitted to a vote of our shareholders, including the election of directors. The interests of these major shareholders could conflict with your interests.

THE VOTING AGREEMENT AND THE LARGE CONCENTRATION OF OUR STOCK OWNERSHIP IN THE HANDS OF A FEW SHAREHOLDERS COULD IMPEDE A CHANGE OF CONTROL AND COULD MAKE IT MORE DIFFICULT TO EFFECT A CHANGE IN OUR MANAGEMENT.

     Because approximately 33% of our currently outstanding stock is subject to the voting agreement, it would be difficult for anyone to effect a change of control that is not approved by the parties to the voting agreement. Even if the participating shareholders were to terminate the voting agreement, their collective share ownership would still be substantial, so that they could choose to vote in a similar fashion on a change of control and have a significant impact on the outcome of the voting. And, even without taking into account the voting agreement, our directors and executive officers beneficially own approximately 37% of our issued and outstanding common stock as of January 31, 2004. The voting agreement and the concentration of our stock ownership could impede a change of control of NYMAGIC that is not approved by the participating shareholders. In addition, because the voting agreement, together with the concentration of ownership, results in the major shareholders determining the composition of our board of directors, it also may be more difficult for other shareholders to attempt to cause current management to be removed or replaced.

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

                                    BUSINESS

OVERVIEW

     We are an insurance holding company focusing on specialty property and casualty insurance products primarily in the ocean marine area, with particular focus on ocean marine liability. For the year ended December 31, 2003, our net earned premium was $96.4 million. For the same period, our net income was $17.1 million, or $1.74 per diluted share. At December 31, 2003, we had total shareholders' equity of $244 million.

OUR BUSINESS

     We specialize in underwriting ocean marine, inland marine and other liability insurance through insurance pools managed by our three insurance underwriters and managers: Mutual Marine Office, Inc., which we refer to as MMO; Pacific Mutual Marine Office, Inc., which we refer to as PMMO; and Mutual Marine Office of the Midwest, Inc., which we refer to as Midwest. MMO, located in New York, PMMO, located in San Francisco, and Midwest, located in Chicago, are collectively referred to as the Managers.

     We accept risks underwritten by the Managers through our wholly-owned insurance subsidiaries, New York Marine and Gotham. New York Marine is licensed to engage in the insurance business in all states. Gotham is licensed to engage in the insurance business in New York and is permitted to write excess and surplus lines insurance on a non-admitted basis in all of the states except Arkansas, Massachusetts, Nevada, New Hampshire and Vermont. We have also participated in the Lloyd's of London market, through MMO UK, Ltd., a corporate member of Lloyd's of London, which we refer to as MMO UK. We initiated a withdrawal from our London operations in 2001 and MMO UK has not provided any underwriting capacity since 2002.

     New York Marine and Gotham each currently holds a financial strength rating of A ("Excellent") from A.M. Best Company. This is the third highest of fifteen rating levels in A.M. Best's classification system. Lloyd's is currently rated A- ("Excellent"), which is the fourth highest rating level in A.M. Best's classification system. MMO UK, Ltd., as a corporate member of Lloyd's, is not separately rated. Many of our insureds rely on ratings issued by rating agencies. Any adverse change in the rating assigned to New York Marine and Gotham by a rating agency could adversely impact our ability to write premiums. MMO UK has not provided capacity, which is the ability to underwrite a certain amount of business, to any Lloyd's syndicate since 2002.

     The Managers accept, on behalf of the pools, insurance risks brought to the pools by brokers and others. All premiums, losses and expenses are pro-rated among the pool members in accordance with their percentage participations in the pools. Originally, the members of the pools were insurance companies that were not affiliated with the Managers. Several years later, New York Marine and Gotham joined the pools. Over the years, New York Marine and Gotham steadily increased their participation in the pools, while the unaffiliated insurance companies reduced their participation or withdrew from the pools entirely. Currently, the only pool members are New York Marine and Gotham, who together write 100% of all of the business produced by the pools.

     Assets and liabilities resulting from the insurance pools are allocated to the members of the insurance pools based upon the pro rata participation of each member in each pool which is set forth in the management agreement entered into by and between the pool participants and the Managers.

     Pursuant to the pool management agreements, the pool members have agreed not to accept ocean marine insurance, other than ocean marine reinsurance, in the United States, its territories and possessions and the Dominion of Canada unless received through the Managers or written by the pool member on its own behalf and have authorized the Managers to accept risks on behalf of the pool members and to effect all transactions in connection with such risks, including the issuance of policies and endorsements and the adjustment of claims. As compensation for its services, the Managers receive a fee of 5.5% of gross premiums written by the pools and a contingent commission of 10% on net underwriting profits, subject to adjustment.

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

     As part of our business, we reinsure with unaffiliated insurance companies portions of the risk assumed by New York Marine and Gotham. Reinsurance occurs when an insurance company transfers (cedes) a portion or all of its liability on insurance written by it to another insurer. The reinsurer assumes the liability in return for a portion or all of the premium. Generally, the Managers place reinsurance with companies which have an A.M. Best rating of A-("Excellent") or greater or which have sufficient financial strength, in management's opinion, to warrant being used for reinsurance protections.

     Until January 1, 2004, we generally obtained reinsurance for each line of business to reduce our exposure to a maximum of $2 million for any one risk or occurrence. From time to time, however, we have retained liability in excess of $2 million for any one insured or any one occurrence. Such instances generally reflected a business decision regarding the cost and/or the availability of reinsurance. During the past two years, there were three instances in which the Company's net loss retention exceeded $2 million. For 2002, the Company's net retention in the ocean marine line was limited to $2 million per risk, but some losses could have aggregated resulting in a net retention of $3 million for a single occurrence, and one hurricane loss did result in a net retention of $3 million to the Company. In August 2003, the Company entered into a program in which it underwrites a seasoned book of cargo insurance with a retained limit of up to $2.5 million for any one occurrence, but the Company has not experienced any losses on this program in excess of $2 million to date. In the final year in which the Company wrote aviation insurance, April 1, 2001 to April 1, 2002, the Company wrote some policies with a net loss retention of up to $3 million for any one aircraft or any one occurrence. However, the Company has not experienced any losses for which it was required to retain losses in excess of $2 million. As of January 1, 2004, we reinsure our ocean marine line of business to reduce our exposure to a maximum of $4 million on any one occurrence, and we endeavor to reinsure our other lines to reduce our exposure to a maximum of $2 million on any one risk.

     As part of its compensation, the Managers receive profit commissions on pool business ceded to reinsurers under various reinsurance agreements. Profit commissions on business ceded to reinsurers are calculated on an earned premium basis using inception to date underwriting results for the various reinsurance treaties and are recorded in the period in which the related profit commission is billed. Adjustments to commissions, resulting from revisions in coverage, retroactive premium or audit adjustments, are recorded in the period when realized. Subject to review by the reinsurers, the Managers calculate the profitability of all profit commission agreements placed with various reinsurance companies.

     Two former pool members, Utica Mutual Insurance Company and Arkwright Mutual Insurance Company, which is currently part of the FM Global Group, withdrew from the pools in 1994 and 1996, respectively, and retained liability for their effective pool participation for all loss reserves, including losses incurred but not reported and unearned premium reserves attributable to policies effective prior to their withdrawal from the pools.

     As reported in our annual report on Form 10-K for the year ended December 31, 2002, we were in arbitration with Utica Mutual regarding its obligation to fund losses relating to its participation in the pools. On May 28, 2003, the arbitration procedure was completed and Utica Mutual was ordered to pay MMO approximately $7.8 million, which represented Utica Mutual's funding requirement to the pools and had no impact on the Company's results of operations. In addition, we were awarded interest of approximately $1 million on a pre-tax basis. Following the award, these amounts were paid in full. This award confirmed that, as a pool member, Utica Mutual is required to fund gross losses paid by MMO, acting as managing agent.

     We are not aware of any facts that could result in any possible defaults by either Arkwright Mutual or Utica Mutual with respect to their pool obligations, which might impact our liquidity or results of operations, but there can be no assurance that such events will not occur in the future.

LINES OF BUSINESS

     Our principal line of business is ocean marine insurance. Ocean marine insurance is written on a direct and assumed reinsurance basis and covers a broad range of classes as follows:

     - Hull and Machinery Insurance: Provides coverage for loss of or damage to commercial watercraft.

     - Cargo Insurance: Provides coverage for loss of or damage to goods in transit.

     - Hull and Machinery War Risk Insurance: Provides coverage for loss of or damage to commercial vessels as a result of war, strikes, riots and civil commotions.

     - Cargo War Risk Insurance: Provides coverage for loss of or damage to goods in transit as a result of war, which can be extended to include strikes, riots and civil commotions.

     - Protection and Indemnity: Provides primary and excess coverage for liabilities arising out of the operation of owned watercraft, including liability to crew and cargo.

     - Charters' Legal Liability: Provides coverage for liabilities arising out of the operation of leased or chartered watercraft.

     - Shoreline Marine Liability Exposures: Provides coverage for ship builders, ship repairers, wharf owners, stevedores and terminal operators for liabilities arising out of their operations.

     - Marine Contractor's Liability: Provides coverage for liabilities arising out of onshore and offshore services provided to the marine and energy industries.

     - Maritime Employers Liability (Jones Act): Provides coverage for claims arising out of injuries to employees associated with maritime trades who may fall under the Jones Act.

     - Marine Umbrella (Bumbershoot) Liability: Provides coverage in excess of primary policy limits for marine insureds.

     - Onshore and Offshore Oil and Gas Exploration and Production
       Exposures: Provides coverage for physical damage to drilling rigs and platforms, associated liabilities and control of well exposures.

     - Energy Umbrella (Bumbershoot) Liability: Provides coverage in excess of primary policy limits for exploration and production facilities.

     We also write inland marine/fire insurance which traditionally includes property while being transported, or property of a movable, or "floating" nature. Inland marine, among other things, includes insurance for motor truck cargo and transit shipments, equipment floaters and miscellaneous property floaters. Inland marine also includes excess and surplus lines property coverage on unique or hard to place commercial property risks that do not fit into standard commercial lines coverages. Excess and surplus lines property risks are written primarily through Gotham.

     In addition, we write other or non-marine liability insurance on a direct and assumed reinsurance basis. This includes, among other things, coverage for manufacturers and contractors risks, building owners and commercial stores, products liability exposures, miscellaneous errors and omissions/professional liabilities, including coverage to professional consultants, professional service providers and testing labs, commercial real estate, employment practices liability, surety, excess workers' compensation, commercial automobile and other casualty excess and surplus line risks written primarily through Gotham.

     For the year ended December 31, 2003, the Company had gross ocean marine premiums written of $94.6 million, representing 66% of total gross premiums written. Within ocean marine, ocean liability is the largest coverage representing 43% of total gross ocean marine premiums written for the year ended December 31, 2003.

     We ceased writing any new policies covering aircraft risks as of March 31, 2002. We decided to exit the commercial aviation insurance business because it is highly competitive and had generated underwriting losses

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for most years during the 1990s and because it is highly dependent on the purchase of substantial amounts of reinsurance, which became increasingly expensive after the events of September 11, 2001.

     In 1997, we formed MMO EU as a holding company for MMO UK, which operated as a limited liability corporate vehicle to provide capacity, or the ability to underwrite a certain amount of business, for syndicates at Lloyd's. Lloyd's consists of a number of syndicates whose purpose is to serve as risk taking entities. Syndicates maintain a certain amount of capacity, which is the ability to write premiums, depending upon the level of capital provided by the syndicate's investors. This capacity is then allocated to investors in the syndicate based upon their ratio of capital provided to the syndicate. In 1997, we acquired ownership of a Lloyd's managing agency, which was subsequently renamed MMO Underwriting Agency, Ltd. MMO Underwriting Agency Ltd. commenced underwriting in 1998 for our wholly-owned subsidiary MMO UK, which in 2001, its last active year of underwriting, provided 100%, or $29.8 million, of the capacity for Lloyd's Syndicate 1265, which primarily writes marine insurance. In 2000, we sold MMO Underwriting Agency Ltd. in exchange for a minority interest in Cathedral Capital PLC, which manages Lloyd's Syndicate 2010, and Lloyd's Syndicate 1265 was placed into runoff. "Runoff" is a term used to refer to an insurer that has ceased writing new insurance policies but that continues to exist for the purpose of paying claims on policies that it has already written. In 2001, MMO UK provided approximately 11.2%, or $13.6 million, of the capacity for Lloyd's Syndicate 2010 which primarily writes assumed property and aviation insurance. In 2001 we initiated a withdrawal from our London operations which was subsequently completed in 2002.

     MMO UK has not provided capacity to any Lloyd's syndicate since 2002. In February 2003, we sold our minority interest in Cathedral Capital PLC for $2,793,070. This sale had no material effect on the Company's results of operations.

INVESTMENT POLICY

     We follow an investment policy, which is reviewed quarterly and revised periodically by management and is approved by the Finance Committee of the Board of Directors. The investments of our subsidiaries conform to the requirements of the New York State Insurance Law and Regulations, as well as the National Association of Insurance Commissioners. As of December 31, 2003, a significant portion of our investment portfolio consisted of short-term U.S. government-backed fixed income securities and other fixed income securities (including collateralized debt obligations) and a smaller portion consisted of a diversified basket of hedge funds. The Company believes that its investment in these hedge funds will provide rates of return comparable to equity investments, but with significantly less volatility than equity investments. Both the fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. For a more complete allocation of our investment portfolio, see the risk factor in the section entitled, "Risk Factors -- The value of our investment portfolio and the investment income we receive from that portfolio could decline as a result of market fluctuations and economic conditions."

RELATIONSHIP WITH MARINER

     Our investment portfolio is managed by Mariner, of which William J. Michaelcheck, a director of the Company, is Chairman and Chief Executive Officer. Mr. Michaelcheck owns a majority of the stock of Mariner. The Company entered into an investment management agreement with Mariner effective October 1, 2002, which was amended and restated on December 6, 2002.

     Mariner also entered into a voting agreement with Mark W. Blackman, Blackman Investments, LLC and certain trusts and foundations affiliated with Louise B. Tollefson of which Robert Simses is trustee on February 20, 2002. Mariner, with the approval of two of the three voting agreement participating shareholders, is generally authorized to vote all of the common shares covered by the voting agreement, which is approximately 33% of the Company's issued and outstanding shares of common stock as of January 31, 2004.

     The voting agreement also gives Mariner the right to purchase up to 1,800,000 shares of our common stock from the voting agreement participating shareholders. The option exercise price per share is based on the date the option is exercised. At the time the voting agreement was signed, the option exercise price was $19.00, with the exercise price increasing $0.25 per share every three months, subject to deduction for dividends paid. The current exercise price is $20.76 per share. Generally, Mariner's option will expire 30 days after the termination of the voting agreement, which is scheduled to terminate on February 15, 2007, if not terminated earlier.

CORPORATE INFORMATION

     We are a New York corporation with our principal executive offices located at 919 Third Avenue, 10th Floor, New York, New York 10022. Our telephone number at that location is (212) 551-0600.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            NYMAGIC, INC.


Date: February 26, 2004                     By:   /s/ Thomas J. Iacopelli
                                               ------------------------------
                                               Name:  Thomas J. Iacopelli
                                               Title: Chief Financial Officer
                                                      and Treasurer

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